Exhibit 5.1

NORTH POINT  •  901 LAKESIDE AVENUE  •  CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

August 8, 2016

Owens Corning

One Owens Corning Parkway

Toledo, Ohio 43659

Re:	$400,000,000 of 3.400% Senior Notes due 2026 of Owens Corning

Ladies and Gentlemen:

We are acting as counsel for Owens Corning, a Delaware corporation (the “Company”), in connection with the issuance and sale of $400,000,000 aggregate principal amount of 3.400% Senior Notes due 2026 (the “Notes”), and the full and unconditional guarantee of the Notes (the “Guarantees”) by the companies listed on Exhibit A hereto (collectively, the “Covered Guarantors”) and the Companies listed on Exhibit B hereto (collectively, the “Other Guarantors” and, together with the Covered Guarantors, the “Guarantors”), pursuant to the Underwriting Agreement, dated August 3, 2016 (the “Underwriting Agreement”), by and among the Company and the Guarantors and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Wells Fargo Securities LLC, acting as representatives of the several underwriters named therein (the “Underwriters”). The Notes and the Guarantees are to be issued pursuant to an indenture, dated as of June 2, 2009 (the “Base Indenture”), by and among the Company, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented, in respect of the Notes and the Guarantees, by the third supplemental indenture, dated as of October 22, 2012 (the “Third Supplemental Indenture”), among the Company, the guarantors party thereto and the Trustee, as further amended and supplemented by the fourth supplemental indenture, dated November 12, 2014 (the “Fourth Supplemental Indenture”), among the Company, the guarantors and the Trustee and as further amended and supplemented by the fifth supplemental indenture, dated August 8, 2016 (the “Fifth Supplemental Indenture”) (the Base Indenture, as so amended and supplemented by the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Notes constitute the valid and binding obligations of the Company.

2. The Guarantees constitute valid and binding obligations of the Guarantors.

For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE •  BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS

DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • JEDDAH • LONDON • LOS ANGELES • MADRID

MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH •  RIYADH

SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Owens Corning

August 8, 2016

In rendering the foregoing opinions, we have assumed that (i) each of the Other Guarantors is a corporation existing and in good standing under the laws of its jurisdiction of incorporation (each, a “Jurisdiction”), (ii) the Guarantees of the Other Guarantors (A) have been authorized by all necessary corporate action of the Other Guarantors, (B) will be executed and delivered by the Other Guarantors under the laws of the applicable Jurisdiction and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Guarantees by the Other Guarantors do not violate or conflict with the laws of the applicable Jurisdiction or the terms and provisions of the articles of incorporation or bylaws of each of the Other Guarantors.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company, the Guarantors and others. The opinions expressed herein are limited to the (i) laws of the State of New York, (ii) General Corporation Law of the State of Delaware and (iii) Delaware Limited Liability Company Act, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Parent and incorporated by reference into the Registration Statement on Form S-3, as amended (Registration No. 333-202011) (the “Registration Statement”), filed by the Company and the Guarantors to effect the registration of the Notes and the Guarantees under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Owens Corning

August 8, 2016

Exhibit A

Name	State
Engineered Pipe Systems, Inc	Delaware
Eric Company	Delaware
IPM Inc.	Delaware
Owens Corning Composite Materials, LLC	Delaware
Owens Corning Construction Services, LLC	Delaware
OCV Intellectual Capital, LLC	Delaware
Owens Corning Foam Insulation, LLC	Delaware
Owens Corning Franchising, LLC	Delaware
Owens-Corning Funding Corporation	Delaware
Owens Corning HOMExperts, Inc.	Delaware
Owens Corning HT, Inc.	Delaware
Owens Corning Insulating Systems, LLC	Delaware
Owens Corning Intellectual Capital, LLC	Delaware
Owens Corning Roofing and Asphalt, LLC	Delaware
Owens Corning Sales, LLC	Delaware
Owens Corning Science and Technology, LLC	Delaware
Owens Corning U.S. Holdings, LLC	Delaware

Owens Corning

August 8, 2016

Exhibit B

Name	State
Soltech, Inc.	Kentucky
CDC Corporation	Wisconsin